                                                 Exhibit (a)(4) to Schedule TO-T
                                                 -------------------------------

                        OFFER TO PURCHASE FOR CASH UP TO
                    2,465,322 SHARES OF CLASS A COMMON STOCK
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                          INTERSTATE HOTELS CORPORATION
                               $3.00 NET PER SHARE

                                       by

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP

       -----------------------------------------------------------------
        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       5:00 P.M. PITTSBURGH, PENNSYLVANIA, TIME ON FRIDAY, MAY 10, 2002,
                          UNLESS THE OFFER IS EXTENDED.
       -----------------------------------------------------------------

                                  April 3, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by Shaner Hotel Group Limited Partnership, a Delaware limited partnership (the "Purchaser"), to act as Information Agent in connection with the Purchaser's offer to purchase up to 2,465,322 shares of Class A Common Stock ("Shares") of Interstate Hotels Corporation, a Pennsylvania corporation (the "Company" or "Interstate"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Shareholders Rights Agreement, dated as of July 8, 1999 and amended as of August 31, 2000 (as so amended, the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), at a price of $3.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to purchase dated April 3, 2002 ("Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer to Purchase" or "Offer") enclosed herewith.

     The Offer is conditioned on, among other things: (1) a minimum of 2,465,322 shares of Class A Common Stock being tendered; and (2) the Rights issued under the Rights Agreement having been redeemed by the Board of the Company, or the Purchaser being satisfied, in its reasonable judgment, that the Rights are invalid or otherwise inapplicable to the Offer (the "Rights Condition.") The Purchaser expressly reserve the right, in its reasonable discretion, to waive any one or more of the conditions to this Offer. See Section 1, "Terms of this Offer; Expiration Date," Section 14, "Certain Conditions to this Offer," and
Section 15, "Certain Legal

Matters," under the caption "The Tender Offer." This Offer is not conditioned upon the receipt of financing.

     The Purchaser will, upon request reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase, dated April 3, 2002;

     2. The Letter of Transmittal (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer; and

     5. A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PITTSBURGH, PENNSYLVANIA, TIME, ON FRIDAY, MAY 10, 2002, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for up to 2,465,322 of the Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in
Section 2 under the caption "The Tender Offer" of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 under the caption "The Tender Offer" of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be made by following the guaranteed delivery procedures specified under Section 2 under the caption "The Tender Offer" of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, N.S. Taylor & Associates, Inc., the Information Agent, at its address and telephone number set forth on the back cover page of the Offer to Purchase.

                                                Very truly yours,


                                                N.S. TAYLOR & ASSOCIATES, INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

                                       3